Exhibit 3.1

ARTICLES OF INCORPORATION

OF

EASTERN INSURANCE HOLDINGS, INC.

ARTICLE I.	The name of the corporation is Eastern Insurance Holdings, Inc. (the “Corporation”).

ARTICLE II.	The location and post office address of the Corporation’s registered office in this Commonwealth is 25 Race Avenue, Lancaster, Pennsylvania 17603.

ARTICLE III.	The Corporation is incorporated under the Pennsylvania Business Corporation Law of 1988. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Law.

ARTICLE IV.	The term of the Corporation’s existence is perpetual.

ARTICLE V.	The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 25,000,000 shares, divided into two classes consisting of 20,000,000 shares of common stock without par value (“Common Stock”) and 5,000,000 shares of preferred stock having such par value as the board of directors shall fix and determine, as provided in Article SIXTH below (“Preferred Stock”).

ARTICLE VI.	The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation the authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

ARTICLE VII.	Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

ARTICLE VIII.	The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than five (5) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The board of directors shall not increase the number of directors by more than two in any one year. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2006; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2007; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2008. After the initial term of each class, the term of office of each class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

ARTICLE IX.	Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.

ARTICLE X.	No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

ARTICLE XI.	Except as set forth below, where an affirmative vote of the shareholders to approve the transaction is required by the Pennsylvania Business Corporation Law or by other applicable law or regulation, the affirmative vote of shareholders entitled to cast at least sixty-six and two thirds percent (66-2/3%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

(a) any merger or consolidation of the Corporation with or into any other corporation;

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity;

(d) any transaction whereby the directors of the Corporation do not constitute the majority of the board of directors of the resulting entity; or

(e) any transaction similar to, or having similar effect as, any of the foregoing transactions.

For a period of three years after the Corporation’s initial public offering, the provisions of this Article ELEVENTH shall not apply to any transaction which is approved in advance by sixty-six and two thirds percent (66-2/3%) of the members of the board of directors of the Corporation, at a meeting duly called and held. Thereafter, the provision of this Article ELEVENTH shall not apply to any transaction which is approved in advance by a majority of the members of the board of directors of the Corporation.

ARTICLE XII.	No action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and actions by written consent of shareholders of the Corporation is specifically denied. The authority to call special meetings of shareholders is solely granted to and vested in the board of directors of the Corporation. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

ARTICLE XIII.	The authority to make, amend, alter, change or repeal the Bylaws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject to the power of the shareholders to change any such action by the affirmative vote of shareholders of the Corporation entitled to cast at least sixty-six and two thirds percent (66-2/3%) of the votes which all shareholders are entitled to cast, except that Article Sixth of the Bylaws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors and officers may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors and officers except by the affirmative vote of sixty-six and two thirds percent (66-2/3%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

ARTICLE XIV.	The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the employees, suppliers, customers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

ARTICLE XV.	Subsection 1. For a period of three years after the Corporation’s initial public offering, no Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, except in accordance with the provisions of Article FIFTEENTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” “Person,” and “Tax Qualified Employee Stock Benefit Plan” as used in this Article FIFTEENTH are defined in Subsection 4 hereof.

Subsection 2. If Voting Control of the Corporation is acquired, in violation of this Article FIFTEENTH, all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 3 hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be “excess shares” for purposes of this Article FIFTEENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action.

Subsection 3. For purposes of this Article FIFTEENTH:

(a) The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(b) “Voting Control” means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding shares of common stock of the Corporation; provided that (i) the board of directors of the Corporation by reason of solicitation, holding and voting of proxies for more than ten percent (10%) of the voting shares of the Corporation, (ii) a Tax-Qualified Employee Stock Benefit Plan that holds more than ten percent (10%) of the voting shares of the Corporation, (iii) any trustee, member of any administrative committee or employee beneficiary of a Tax-Qualified Employee Stock Benefit Plan that holds more than ten percent (10%) of the voting shares of the Corporation either (A) as a result of their control of a Tax-Qualified Employee Stock Benefit Plan, and/or their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Tax-Qualified Employee Stock Benefit Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Tax-Qualified Employee Stock Benefit Plan, and (iv) any trustee that holds more than ten percent (10%) of the voting shares of the Corporation and that is a direct or indirect subsidiary of the Corporation, in each case, shall not be deemed to have Voting Control.

(c) “Group Acting in Concert” includes Persons seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a “Group Acting in Concert” shall not include (i) the members of the board of directors of the Corporation solely as a result of their board membership, (ii) the members of the board of directors of the Corporation as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a solicitation subject to rules and regulations promulgated under the Exchange Act or any successor statute or (iii) any member or all the members of the board of directors of the Corporation, and any Tax-Qualified Employee Stock Benefit Plan and the trustees, administrative committee members and employee beneficiaries thereof.

(d) The term “Person” includes an individual, a Group Acting in Concert, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

(e) The term “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan of the Corporation or any subsidiary, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.

Subsection 4. This Article FIFTEENTH shall not apply to (i) shares held in a Tax-Qualified Employee Stock Benefit Plan, (ii) shares acquired with advance written consent of the board of directors of the Corporation, (iii) the solicitation of proxies by the board of directors, or (iv) the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by the Corporation.

ARTICLE XVI.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH, and ELEVENTH through FIFTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of eighty percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

ARTICLE XVII.	The name and post office address of the incorporator is:

NAME	ADDRESS
Vicki W. Li	Stevens & Lee
620 Freedom Business Center
Suite 200
P.O. Box 62330
King of Prussia, PA 19406

IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this 16th day of March, 2005.

/S/ VICKI W. LI
Vicki W. Li, Incorporator

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